                                                                    EXHIBIT 99.8
                               CUSTODIAN CONTRACT
                                    between
                          International Heritage Fund
                                      and
                      STATE STREET BANK AND TRUST COMPANY

ASCGS 07/87

Revised 2/10/88
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                               TABLE OF CONTENTS

                                                                         Page

1.     Employment of Custodian and Property to be Held by It ...........  2

2.     Duties of the Custodian with Respect to Property of the
       Fund Held by the Custodian in the United States .................  3

       2.1    Holding Securities .......................................  3
       2.2    Delivery of Securities ...................................  4
       2.3    Registration of Securities ...............................  9
       2.4    Bank Accounts ............................................ 10
       2.4A   Payments For Shares ...................................... 10
       2.5    Availability of Federal Funds ............................ 10
       2.6    Collection of Income ..................................... 11
       2.7    Payment of Fund Monies ................................... 11
       2.8    Liability for Payment in Advance of
              Receipt of Securities Purchased .......................... 14
       2.9    Appointment of Agents .................................... 15
       2.10   Deposit of Fund Assets in Securities System .............. 15
       2.10A  Fund Assets Held in the Custodian's Direct Paper System .. 18
       2.11   Segregated Account ....................................... 20
       2.12   Ownership Certificates for Tax Purposes .................. 25
       2.13   Proxies .................................................. 26
       2.14   Communications Relating Portfolio Securities ............. 26

3.     Duties of the Custodian with Respect to Property of
       the Fund Held Outside of the United States ...................... 27

       3.1    Appointment of Foreign Sub-Custodians .................... 27
       3.2    Assets to be Held ........................................ 27
       3.3    Foreign Securities Depositories .......................... 28
       3.4    Segregation of Securities ................................ 28
       3.5    Agreements with Foreign Banking Institutions ............. 28
       3.6    Access of Independent Accountants of the Fund ............ 29
       3.7    Reports by Custodian ..................................... 30
       3.8    Transactions in Foreign Custody Account .................. 30
       3.9    Liability of Foreign Sub-Custodians ...................... 31
       3.10   Monitoring Responsibilities .............................. 32
       3.11   Branches of U.S. Banks ................................... 32

4.     Payments for Repurchases or Redemptions and Sales
       of Shares of the Fund ........................................... 33

5.     Proper Instructions ............................................. 34

6.     Actions Permitted Without Express Authority...................... 34

7.     Evidence of Authority............................................ 35

8.     Duties of Custodian With Respect to the Books of Account
       and Calculation of Net Asset Value and Net Income ............... 35

9.     Records ......................................................... 36

10.    Opinion of Fund's Independent Accountant ........................ 37

11.    Reports to Fund by Independent Public Accountant ................ 37

12.    Compensation of Custodian ....................................... 37

13.    Responsibility of Custodian ..................................... 38

14.    Effective Period, Termination and Amendment ..................... 40

15.    Successor Custodian ............................................. 41

15A.   Special Provisions Concerning Repurchase Agreements ............. 43

16.    Interpretive and Additional Provisions .......................... 43

17.    Additional Funds ................................................ 44

18.    Massachusetts Law to Apply ...................................... 44

19.    Prior Contracts ................................................. 44

20.    Names ........................................................... 44
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                               CUSTODIAN CONTRACT

         This Contract between International Heritage Fund, a business trust organized and existing under the laws of the Commonwealth of Massachusetts having its principal place of business at Boston, Massachusetts, hereinafter called the "Fund" and State Street Bank and Trust Company, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts, 02110, hereinafter called the "Custodian",

                                   WITNESSETH:

         WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Fund intends to initially offer shares in five series:

             -- International Heritage Government Portfolio
             -- International Heritage High Yield Portfolio
             -- International Heritage Growth and Income Portfolio -- International Heritage Overseas Growth Portfolio
             -- International Heritage Overseas Income Portfolio

(such series together with all other series subsequently established by the Fund and made subject to this Contract in accordance with paragraph 17, being herein referred to as the "Portfolio(s)");

        NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.       Employment of Custodian and Property to be Held by It

         The Fund hereby employs the Custodian as the custodian of the assets of the Portfolios of the Fund, including securities which the Fund, on behalf of the applicable Portfolio desires to be held in places within the United States ("domestic securities") and securities it desires to be held outside the United States ("foreign securities") pursuant to the provisions of the Declaration of Trust. The Fund on behalf of the Portfolio(s) agrees to deliver to the Custodian all securities and cash of the Portfolios, and all payments of income, payments of principal or capital distributions received by it with respect to all securities owned by the Portfolio(s) from time to time, and the cash consideration received by it for such new or treasury shares of beneficial interest of the Fund representing interests in the Portfolios, ("Shares") as may be issued or sold from time to time. The Custodian shall not be responsible for any property of a Portfolio held or received by the Portfolio and not delivered to the Custodian.

         Upon receipt of "Proper Instructions" (within the meaning of Article
5), the Custodian shall on behalf of the applicable Portfolio(s) from time to time employ one or more sub-custodians located in the United States, but only in accordance with an applicable vote by the Board of Trustees of the Fund, on behalf of the applicable Portfolio(s), and provided that the Custodian shall have no more or less responsibility or liability to the Fund on account of any actions or omissions of any sub-custodian so employed than any such sub-custodian has to the Custodian. The Custodian may employ as sub-custodians for the Fund's foreign securities on behalf of the applicable Portfolio(s) the foreign banking institutions and foreign securities depositories designated in Schedule A hereto but only in accordance with the provisions of Article 3.

         The Fund may from time to time employ a special custodian in connection with certain repurchase agreements entered into by the Fund, with the terms of such employment to be governed by a special custodian agreement between the Fund and the special custodian. However, the Fund agrees not to employ any such special custodian until the Fund and the Custodian have entered into a master repurchase agreement or other agreement which sets forth the terms governing the relationship, including the method of transfer of securities and cash, between the Custodian and such special custodian.

         The Custodian acknowledges that additional Portfolios may be established and that Portfolios may be terminated, from time to time by action of the Trustees of the Fund.

2. Duties of the Custodian with Respect to Property of the Fund Held By the Custodian in the United States

2.1 Holding Securities. The Custodian shall hold and physically segregate for the account of each Portfolio all non-cash property, to be held by it in the United States, including all domestic securities owned by such Portfolio, other than (a) securities which are maintained pursuant to Section 2.10 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury, collectively referred to herein as "Securities System" and (b) commercial paper of an issuer for which State Street Bank and Trust Company acts as issuing and paying agent ("Direct Paper") which is deposited and/or maintained in the Direct Paper System of the Custodian pursuant to Section 2.10A.

2.2 Delivery of Securities. The Custodian shall release and deliver domestic securities owned by a Portfolio held by the Custodian or in a Securities System account of the Custodian or in the Custodian's Direct Paper book entry system account ("Direct Paper System Account") only upon receipt of Proper Instructions, with may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

         1) Upon sale of such securities for the account of the Portfolio and receipt of payment therefor (as used in this subsection, the term "sale" shall include without limitation the disposition of a portfolio security upon the exercise of an option written by the Portfolio);

         2) Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the Portfolio;

         3) In the case of a sale effected through a Securities System, in accordance with the provisions of Section 2.10 hereof;

         4) To the depository agent in connection with tender or other similar offers for securities of the Portfolio;

         5) To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

         6) To the issuer thereof, or its agent, for transfer into the name of the Portfolio or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent appointed pursuant to Section 2.9 or into the name or nominee name of any sub-custodian appointed pursuant to Article 1; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new securities are to be delivered to the Custodian;

         7) Upon the sale of such securities for the account of the Portfolio, to the broker or its clearing agent, against a receipt, for examination in accordance with "street delivery" custom; provided that the Custodian shall adopt such procedures, as the Fund from time to time shall approve, to ensure their prompt return to the Custodian by the broker in the event the broker elects not to accept them;

         8) For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

         9) In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

         10) For delivery in connection with any loans of securities made by the Portfolio, but only against receipt of adequate collateral as agreed upon from time to time by the Custodian and the Fund on behalf of the Portfolio, which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities, except that in connection with any loans for which collateral is to be credited to the Custodian's account in the book-entry system authorized by the U.S. Department of the Treasury, the Custodian may deliver securities prior to the credit of such collateral, provided that the Custodian shall promptly notify the Fund if such collateral is not credited;

         11) For delivery as security in connection with any borrowings by the Fund on behalf of the Portfolio requiring a pledge of assets by the Fund on behalf of the Portfolio, but only against receipt of amounts borrowed;

         12) For delivery in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 (the "Exchange Act.) and a member of The National Association of Securities Dealers, Inc. ("NASD"), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Portfolio of the Fund;

         13) For delivery in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian, and a Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any Contract Market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Portfolio of the Fund;

         14) Upon receipt of instructions from the transfer agent for the Fund ("Transfer Agent"), for delivery to such Transfer Agent or to the holders of shares in connection with distributions in kind, as may be described from time to time in the currently effective prospectus and statement of additional information of the Fund ("Prospectus") in satisfaction of requests by holders of Shares for repurchase or redemption; and

         15) For any other proper corporate purpose, but only upon receipt of, in addition to Proper Instructions from the Fund on behalf of the applicable Portfolio, a certified copy of a resolution of the Board of Trustees or of the Executive Committee signed by an officer of the Fund and certified by the Secretary or an Assistant Secretary, specifying the securities of the Portfolio to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of such securities shall be made.

2.3 Reqistration of Securities. Domestic securities held by the Custodian (other than bearer securities) shall be registered in the name of the Portfolio or in the name of any nominee of the Fund on behalf of the Portfolio or of any nominee of the Custodian which nominee shall be assigned exclusively to the Portfolio, unless the Fund has authorized in writing the appointment of a nominee to be used in common with other registered investment companies having the same investment adviser as the Portfolio, or in the name or nominee name of any agent appointed pursuant to Section 2.9 or in the name or nominee name of any sub-custodian appointed pursuant to Article 1. All securities accepted by the Custodian on behalf of the Portfolio under the terms of this Contract shall be in "street name" or other good delivery form.

2.4 Bank Accounts. The Custodian shall open and maintain a separate bank account or accounts in the United States in the name of each Portfolio of the Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Contract, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Portfolio, other than cash maintained by the Portfolio in a bank account established and used in accordance with Rule 17f-3 under the Investment Company Act of 1940 as amended Funds held by the Custodian for a Portfolio may be deposited by it to its credit as Custodian in the Banking Department of the Custodian or in each other or trust companies as it may in its discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as custodian under the Investment Company Act of 1940 and that each such bank or trust company and the funds to be deposited with each such bank or trust company and the shall on behalf of each applicable Portfolio be approved by vote of a majority of the Board of Trustees of the Fund. Such funds shall be deposited by the Custodian in its capacity as Custodian shall be withdrawable by the Custodian only in its capacity.

2.4A Payments for Shares. The Custodian shall receive from the distributor of the Fund's Shares or from the Transfer Agent and deposit into the Fund's account such payments as are received for Shares of the Fund issued or sold from time to time by the Fund. The Custodian will provide timely notification to the Fund and the Transfer Agent of any receipt by it of payments for Shares of the Fund.

2.5 Availability of Federal Funds. Upon mutual agreement between the Fund on behalf of each applicable Portfolio and the Custodian, the Custodian shall, upon the receipt of Proper Instructions from the Fund on behalf of a Portfolio, make federal funds available to such Portfolio, as of specified times agreed upon from time to time by the Fund and the Custodian in the amount of checks received in payment for Shares of such Portfolio which are deposited into the Portfolio's account.

2.6 Collection of Income. The Custodian shall collect on a timely basis all income and other payments with respect to United States registered securities held hereunder to which each Portfolio shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to United States bearer securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent thereof and shall credit such income, as collected, to such Portfolio's custodian account. Without limiting the generality of the foregoing, the Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder. Income due each Portfolio on securities loaned pursuant to the provisions of Section 2.2 (10) shall be the responsibility of the Fund. The Custodian will have no duty or responsibility in connection therewith, other than to provide the Fund with such information or data as may be necessary to assist the Fund in arranging for the timely delivery to the Custodian of the income to which the Portfolio is properly entitled.

2.7 Payment of Fund Monies. Upon receipt of Proper Instructions from the Fund on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out monies of a Portfolio in the following cases only;

         1) Upon the purchase of domestic securities, options, futures contracts or options on futures contracts for the account of the Portfolio but only (a) against the delivery of such securities, or evidence of title to such options, futures contracts or options on futures contracts, to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the Investment Company Act of 1940 to act as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Portfolio or in the name of a nominee of the Custodian referred to in Section 2.3 hereof or in proper form for transfer; (b) in the case of a purchase effected through a Securities System, in accordance with the conditions set forth in Section 2.10 hereof or (c) in the case of a purchase involving the Direct Paper System, in accordance with the conditions set forth in Section 2.10A; or (d) in the case of repurchase agreements entered into between the Fund on behalf of the Portfolio and the Custodian, or another bank, or a broker-dealer which is a member of NASD, (i) against delivery of the securities either in certificate form or through an entry crediting the Custodian's account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Portfolio of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the Portfolio;

         2) In connection with conversion, exchange or surrender of securities owned by the Portfolio as set forth in Section 2.2 hereof;

         3) For the redemption or repurchase of Shares issued by the Portfolio as set forth in Article 4 hereof;

         4) For the payment of any expense or liability incurred by the Portfolio, including but not limited to the following payments for the account of the Portfolio: interest, taxes, management, accounting, transfer agent and legal fees, and operating expenses of the Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

         5) For the payment of any dividends on Shares of the Portfolio declared pursuant to the governing documents of the Fund;

         6) For payment of the amount of dividends received in respect to securities sold short;

         7) For any other proper purpose, but only upon receipt of, in addition to Proper Instructions from the Fund on behalf of the Portfolio, a certified copy of a resolution of the Board of Trustees signed by an officer of the Fund and certified by its Secretary or an Assistant Secretary , specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper purpose, and naming the person or persons to whom such payment is to be made.

2.8 Liability for Payment in Advance of Receipt of Securities Purchased. In any and every case where payment for purchase of domestic securities for the account of a Portfolio is made by the Custodian in advance of receipt of the securities purchased in the absence of specific written instructions from the Fund on behalf of such Portfolio to so pay in advance, the Custodian shall be absolutely liable to the Fund for such securities to the same extent as if the securities had been received by the Custodian, except that in the case of repurchase agreements entered into by the Fund with a bank which is a member of the Federal Reserve System, the Custodian may transfer funds to the account of such bank prior to the receipt of written evidence that the securities subject to such repurchase agreement have been transferred by book-entry into a segregated non-proprietary account of the Custodian maintained with the Federal Reserve Bank of Boston or of the safe-keeping receipt, provided that such securities have in fact been so transferred by book-entry.

2.9 Appointment of Aqents. The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the Investment Company Act of 1940, as amended, to act as a custodian, as its agent to carry out such of the provisions of this Article 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder.

2.10 Deposit of Fund Assets in Securities Systems. The Custodian may deposit and/or maintain domestic securities owned by a Portfolio in a clearing agency registered with the Securities and Exchange Commission under
         Section 17A of the Securities Exchange Act of 1934, which acts as a securities depository, or in the book-entry system authorized by the U.S. Department of the Treasury and certain federal agencies, referred to herein as "Securities System" in accordance with applicable Federal Reserve Board and Securities and Exchange Commission rules and regulations, if any, and subject to the following provisions:

         1) The Custodian may keep domestic securities of the Portfolio in a Securities System provided that such securities are represented in an account ("Account") of the Custodian of the Securities System which shall not include any assets of the Custodian other than assets held as a fiduciary, custodian or otherwise for customers;

         2) The records of the Custodian with respect to securities of the Portfolio which are maintained in a Securities System shall identify by book-entry those securities belonging to the Portfolio;

         3) The Custodian shall pay for securities purchased for the account of the Portfolio upon (i) receipt of advice from the Securities System that such securities have been transferred to the Account, and (ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the Portfolio. The Custodian shall transfer securities sold for the account of the Portfolio upon (i) receipt of advice from the Securities System that payment for such securities has been transferred to the Account, and (ii) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the Portfolio. Copies of all advices from the Securities System of transfers of securities for the account of the Portfolio shall identify the Portfolio, be maintained for the Portfolio by the Custodian and be provided to the Fund at its request. Upon request, the Custodian shall furnish the Fund on behalf of the Portfolio confirmation of each transfer to or from the account of the Portfolio in the form of a written advice or notice and shall furnish to the Fund on behalf of the Portfolio copies of daily transactions in the Securities System for the account of the Portfolio.

         4) The Custodian shall provide the Fund for the Portfolio with any report obtained by the Custodian on the Securities System's accounting system, internal accounting control and procedures for safeguarding securities deposited in the Securities System;

         5) The Custodian shall have received from the Fund on behalf of the Portfolio the initial or annual certificate, as the case may be, required by Article 14 hereof;

         6) Anything to the contrary in this Contract notwithstanding, the Custodian shall be liable to the Fund for the benefit of the Portfolio for any loss or damage to the Portfolio resulting from use of the Securities System by reason of any negligence, misfeasance or misconduct of the Custodian or any of its agents or of any of its or their employees of from failure of the Custodian or any such agent to enforce effectively such rights as it may have against the Securities System; at the election of the Fund, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claim against the Securities System or any other person which the Custodian may have as a consequence of any such loss or damage if and to the extent that the Portfolio has not been made whole for any such loss or damage.

2.10A Fund Assets Held in the Custodian's Direct Paper System. The Custodian may deposit and/or maintain securities owned by a Portfolio in the Direct Paper System of the Custodian subject to the following provisions:

         1) No transaction relating to securities in the Direct Paper System will be effected in the absence of Proper Instructions from the Fund on behalf of the Portfolio;

         2) The Custodian may keep securities of the Portfolio in the Direct Paper System only if such securities are represented in an account ("Account") of the Custodian in the Direct Paper System which shall not include any assets of the Custodian other than assets held as a fiduciary, custodian or otherwise for customers;

         3) The records of the Custodian with respect to securities of the Portfolio which are maintained in the Direct Paper System shall identify by book-entry those securities belonging to the Portfolio;

         4) The Custodian shall pay for securities purchased for the account of the Portfolio upon the making of any entry on the records of the Custodian to reflect such payment and transfer of securities to the account of the Portfolio. The Custodian shall transfer securities sold for the account of the Portfolio upon the making of any entry on the records of the Custodian to reflect such transfer and receipt of payment for the account of the Portfolio;

         5) The Custodian shall furnish the Fund on behalf of the Portfolio confirmation of each transfer to or from the account of the Portfolio, in the form of a written advice or notice, of Direct Paper on the next business day following such transfer and shall furnish to the Fund on behalf of the Portfolio copies of daily transaction sheets reflecting each day's transaction in the Direct Paper System for the account of the Portfolio;

         6) The Custodian shall provide the Fund on behalf of the Portfolio with any report on. its system of internal accounting control as the Fund may reasonably request from time to time;

2.11 Segregated Account. The Custodian shall upon receipt of Proper Instructions from the Fund on behalf of each applicable Portfolio establish and maintain a segregated account of or accounts for and on behalf of each such Portfolio, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.10 hereof, (i) in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the custodian and a broker-dealer registered under the Exchange Act and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Portfolio, (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Portfolio or commodity futures contracts or options thereon purchased or sold by the Portfolio, (iii) for the purposes of compliance by the Portfolio with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies and (iv) for other proper corporate purposes, but only, in the case of clause (iv), upon receipt of, in addition to Proper Instructions from the Fund on behalf of the applicable Portfolio, a certified copy of a resolution of the Board of Trustees or of the Executive Committee signed by an officer of the Fund and certified by the Secretary or an Assistant Secretary, setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper corporate purposes.

         Whenever the Fund writes a Covered Call Option, the Fund shall promptly deliver to the Custodian proper instructions specifying with respect to such Covered Call Option: (a) the name of the issuer and title and number of shares for which the Covered Call Option was written and which underlie the same; (b) the expiration date; (c) the exercise price; (d) the premium to be received by the Fund; (e) the name of the person or broker from whom the premium is to be received; and (f) the Fund for which the option was written. The Custodian shall upon receipt of the proper instructions receive or cause to be received, the premium specified in such proper instructions with respect to such Covered Call Option, such receipts as are required in accordance with the customs prevailing among dealers in such Covered Call Options, and shall impose, or direct the Depository to impose upon the underlying securities specified in the proper instructions such restrictions as may be required by such receipts. Notwithstanding the forgoing, the Custodian has the right, upon prior written notification to the Fund, at any time refuse to issue any receipts for securities, in the possession of the Custodian and not deposited with the Depository, underlying a Covered Call Option.

         Whenever the Fund writes a Covered Put Option with respect to securities, the Fund shall promptly deliver to the Custodian proper instructions specifying with respect to each such Put Option written: (a) the name of the issuer and title and number of shares for which the Put Option was written; (b) the expiration date; (c) the exercise price; (d) the premium to be received by the Fund; (e) the name of the person or broker from whom the premium is to be received; (f) the amount of cash and/or the amount and kind of securities, if any, to be deposited by the Custodian in a Segregated Account, and (9) the Fund for which the option was written. The Custodian shall, upon receipt of the premium specified in the Certificate, deposit in a Segregated Account the amount of cash and the amount and kind of securities specified in such Certificate.

         The Custodian shall from time to time make such additional deposits to or withdrawals from, the Segregated Account as may be required by the proper instructions. In the event that the Fund fails to specify in the proper instructions the name of the issuer, the title and the number of shares or the principal amount of any particular securities to be deposited in any Segregated Account by the Custodian, the Custodian shall not be under any obligation to make any such deposit and shall so notify the Fund.

         Whenever a Covered Call Option described in this Section written by the Fund is exercised, the Fund shall promptly deliver to the Custodian the proper instructions instructing the Custodian to deliver, or to direct the Depository to deliver, the securities subject to such Covered Call Option and specifying:
(a) the Fund for which the Call Option was written; (b) the name of the issuer and the title and number of shares subject to the Covered Call option; (c) the person or broker to whom the underlying securities are to be delivered; and (d) the total amount payable to the Fund upon such exercise. The Custodian shall deliver, or cause the Depository to deliver, the underlying securities as specified in the proper instructions upon the return and/or cancellation of any receipts delivered pursuant to paragraph 2 of this Section, and receipt of the total amount payable to the Fund as specified in the proper instructions.

         Whenever a Put Option described in this Section written by the Fund is exercised, the Fund shall promptly deliver to the Custodian proper instructions instructing the Custodian to pay the exercise price of the Put Option to the holder thereof and specifying: (a) the Fund for which the Put Option was written; (b) the name of the issuer and the title and number of shares which are to be delivered to the Fund upon the exercise of the Put Option; (c) the total dollar amount to be paid to the holder of the Put Option; (d) the person to whom payment is to be made; (e) the amount of cash and/or the amount and kind of securities, if any, to be withdrawn from a Segregated Account with respect to such Put Option and (f) the name of the broker or dealer through whom the Put Option is being exercised. The Custodian shall upon receipt of the securities specified in the proper instructions make the payment and effect the withdrawals from the related Segregated Account therein specified.

         Whenever a Put Option or Covered Call Option described in this Section written by the Fund expires, the Fund shall promptly deliver to the Custodian proper instructions in accordance with paragraph 2 or 3 of this Section and instructing the Custodian; (a) to delete such Option from the statements delivered to the Fund; (b) with respect to Covered Call Options, to free, or instruct the Depository to free, the securities underlying such Covered Call Option from the restrictions imposed by receipts issued in connection therewith; and (c) with respect to Put Options, to withdraw from the related Segregated Account any and all moneys, securities and other assets of the Fund held with respect to such Put Option.

         Whenever the Fund purchases any option identical to a previously written Put Option or Covered Call Option described in this Section in a transaction expressly designated as a "Closing Purchase Transaction" in order to liquidate its position as a writer of a Put Option or Covered Call Option, the Fund shall promptly deliver to the Custodian proper instructions specifying with respect to the Option or Covered Call Option being purchased: (a) that the transaction is a Closing Purchase Transaction; (b) the name of the issuer and the title and number of shares of the securities subject to the Put option or Covered Call Option; (c) the exercise price; (d) the Fund for which the Option was purchased; (e) the premium to be paid by the Fund; (f) the expiration date;
(g) the name of the person or broker to whom the premium is to be paid; and (h) in case of a closing Purchase Transaction on a Put Option, the amount of cash and/or the amount and kind of securities, if any, to be withdrawn from the related Segregated Account upon completion of the Closing Purchase Transaction. In the case of a covered Call Option liquidated through a Closing Purchase Transaction, the Custodian shall, upon the return and/or cancellation of any cancellation of any receipt issued pursuant to paragraph 2 of this Section, make the payment and effect the withdrawals from the related Segregated Account specified in the proper instructions, remove or direct the Depository to remove, the previously imposed restrictions on the securities underlying the Covered Call Option, and delete such option from statements delivered to the Fund by the Custodian. In the case of any Put Option liquidated through a Closing Purchase Transaction, upon the Custodian's receipt of a broker's or dealer's statement confirming the liquidation of the Fund's position as writer of such Put Option, the Custodian shall make the payment and effect the withdrawals from the related Segregated Account specified in the proper instructions and shall delete such Option from statements delivered to the Fund.

2.12 Ownership Certificates for Tax Purposes. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to domestic securities of each Portfolio held by it and in connection with transfers of such securities.

2.13 Proxies. The Custodian shall, with respect to the domestic securities held hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Portfolio or a nominee of the Portfolio, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Portfolio such proxies, all proxy soliciting materials and all notices relating to such securities.

2.14 Communications Relatinq to Fund Portfolio Securities. The Custodian shall transmit promptly to the Fund for each Portfolio all written information (including, without limitation, pendency of calls and maturities of domestic securities and expirations of rights in connection therewith and notices of exercise of call and put options written by the Fund on behalf of the Portfolio and the maturity of futures contracts purchased or sold by the Portfolio) received by the Custodian from issuers of the securities being held for the Portfolio. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Portfolio all written information received by the Custodian from issuers of the domestic securities whose tender or exchange is sought and from the party (or his agents) making the tender or exchange offer. If the Portfolio desires to take action with respect to any tender offer, exchange offer or any other similar transaction, the Portfolio shall notify the Custodian at least three business days prior to the date on which the Custodian is to take such action.

3. Duties of the Custodian with Respect to Property of the Fund Held Outside of the United States

3.1 Appointment of Foreign Sub-Custodians. The Custodian is authorized and instructed to employ as sub-custodians for the securities and other assets of the Portfolios maintained outside of the United States the foreign banking institutions and foreign securities depositories designated on Schedule A hereto ("foreign sub-custodians). Upon receipt of "Proper Instructions", together with a certified resolution of the Fund's Board of Trustees on behalf of the applicable Portfolio(s), the Custodian and the Fund may on behalf of the applicable Portfolio(s) to amend Schedule A hereto from time to time to designate additional foreign banking institutions and foreign securities depositories to act as sub-custodians. Upon receipt of Proper Instructions from the Fund on behalf of the applicable Portfolio(s) the Custodian shall cease the employment of any one or more of such sub-custodians for maintaining custody of the applicable Portfolio(s) assets.

3.2 Assets to be Held. The Custodian shall limit the securities and other assets maintained in the custody of the foreign sub-custodians to: (a) "foreign securities," as defined in paragraph (c)(l) of Rule 17f-5 under the Investment Company Act of 1940, and (b) cash and cash equivalents in such amounts as the Custodian or the Fund may determine to be reasonably necessary to effect the foreign securities transactions of the applicable Portfolios.

3.3 Foreiqn Securities Depositories. Except as may otherwise be agreed upon in writing by the Custodian and the Fund on behalf of the applicable Portfolio, assets of the applicable Portfolios shall be maintained in foreign securities depositories only through arrangements implemented by the foreign banking institutions serving as sub-custodians pursuant to the terms hereof.

3.4 Segregation of Securities. The Custodian shall identify on its books as belonging to each applicable Portfolio of the Fund, the foreign securities of such Portfolios held by each foreign sub-custodian. Each agreement pursuant to which the Custodian employs a foreign banking institution shall require that such institution establish custody account(s) for the Custodians on behalf of the Fund for each applicable Portfolio of the Fund and physically segregate in each such account securities and other assets of the Portfolios, and, in the event that such institution deposits the securities of one or more of the Portfolios in a foreign securities depository, that it shall identify on its books as belonging to the Custodian, as agent for each applicable Portfolio, the securities so deposited (all collectively referred to as the "Account").

3.5 Aqreements with Foreign Bankinq Institutions. Each agreement with a foreign banking institution shall be substantially in the form set forth in Exhibit 1 hereto and shall provide that: (a) the assets of each Portfolio will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the foreign banking institution or its creditors, except a claim of payment for their safe custody or administration; (b) beneficial ownership for the assets of each Portfolio; will be freely transferable without the payment of money or value other than for custody or administration; (c) adequate records will be maintained identifying the assets as belonging to the each applicable Portfolio; (d) officers of or auditors employed by, or other representatives of the Custodian, including to the extent permitted under applicable law the independent public accountants for the Fund, will be given access to the books and records of the foreign banking institution relating to its actions under its agreement with the Custodian; and (e) assets of the Portfolios held by the foreign sub-custodian will be subject only to the instructions of the Custodian or its agents.

3.6 Access of Independent Accountants of the Fund. Upon request of the Fund, the Custodian will use its best efforts to arrange for the independent accountants of the Fund to be afforded access to the books and records of any foreign banking institution employed as a foreign sub-custodian insofar as such books and records relate to the performance of such foreign banking institutions under its agreement with the Custodian.

3.7 Reports by Custodian. The Custodian will supply to the Fund from time to time, as mutually agreed upon, statements in respect of the securities and other assets of the Portfolio(s) held by foreign sub-custodians, including but not limited to an identification of entities having possession of the Portfolio(s) securities and other assets and advices or notifications of any transfers of securities to or from each custodial account maintained by a foreign banking institution for the Custodian on behalf of each applicable Portfolio, indicating, as to securities acquired for a Portfolio, the identity of the entity having physical possession of such securities.

3.8 Transactions in Foreiqn Custody Account. (a) Upon receipt of Proper Instructions, which may be continuing instructions when so stated by the parties, the Custodian shall on behalf of each applicable Portfolio make or cause its foreign sub-custodian to transfer, exchange or deliver foreign securities owned by the Portfolio, but except to the extent explicitly provided herein only in any of the cases specified in
         Section 2.2 (b) Upon receipt of Proper Instructions, which may be continuing instructions when so stated by the parties the Custodian shall on behalf of each applicable Portfolio pay out or cause its foreign sub-custodians to pay out monies of a Portfolio, but except to the extent explicitly provided herein only in any of the cases specified in Section 2.7.(c) Notwithstanding any provision of this Contract to the contrary, settlement and payment for foreign securities received for the account of each applicable Portfolio and delivery of such securities maintained for the account of each applicable Portfolio may be effected in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent) for such purchaser or dealer against a receipt with the exception of receiving later payment for such securities from such purchaser or dealer.

         (d) Securities maintained in the custody of a foreign sub-custodian may be maintained in the name of such entity's nominee to the same extent as set forth in Section 2.3 of this Contract and the Fund agrees to hold any such nominee harmless from any liability as a holder of record of such securities.

3.9 Liability of Foreign Sub-Custodians. Each agreement pursuant to which the Custodian employs a foreign banking institution as a foreign sub-custodian shall require the institution to exercise reasonable care in the performance of its duties and to indemnify, and hold harmless, the Custodian and Fund from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the institution's performance of such obligations. At the election of the Fund, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a foreign banking institution as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Fund has not been made whole for any such loss, damage, cost, expense, liability or claim.

3.10 Monitoring Responsibilities. The Custodian shall furnish annually to the Fund, during the month of June, information concerning the foreign sub-custodians employed by the Custodian. Such information shall be similar in kind and scope to that furnished to the fund in connection with the initial approval of this Contract. In addition, the Custodian will promptly inform the Fund in the event that the Custodian learns of a material adverse change in the financial condition of a foreign sub-custodian or is notified by a foreign banking institution employed as a foreign sub-custodian that there appears to be a substantial likelihood that its shareholders' equity will decline below $200 million (U.S. dollars or the equivalent thereof) or that its shareholders' equity has declined below $200 million (in each case computed in accordance with generally accepted U.S. accounting principles).

3.11 Branches of U.S. Banks. Except as otherwise set forth in this Contract, the provisions hereof shall not apply where the custody of the Fund assets maintained in a foreign branch of a banking institution which is a "bank" as defined by Section 2(a) (5) of the Investment Company Act of 1940 which meets the qualification set forth in Section 26(a) of said Act. The appointment of any such branch as a sub-custodian shall be governed by Article 1 of this Contract.

4. Payments for Sales or Repurchase or Redemptions of Shares of the Fund. The Custodian shall receive from the distributor for the Shares or from the Transfer Agent of the Fund and deposit into the account of the appropriate Portfolio such payments as are received for Shares of that Portfolio issued or sold from time to time by the Fund. The Custodian will provide timely notification to the Fund on behalf of each such Portfolio and the Transfer Agent of any receipt by it of payments for Shares of such Portfolio.

         From such funds as may be available for the purpose but subject to the limitations of the Declaration of Trust and any applicable votes of the Board of Trustees of the Fund pursuant thereto, the Custodian shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares of a Portfolio, the Custodian is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders. In connection with the redemption or repurchase of Shares of the Fund, the Custodian shall honor checks drawn on the Custodian by a holder of Shares, which checks have been furnished by the Fund to the holder of Shares, when presented to the Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time between the Fund and the Custodian.

5. Proper Instructions. Proper Instructions as used throughout this Contract means a writing signed or initialled by one or more person or persons as the Board of Trustees shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person so authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed in writing. Upon receipt of a certificate of the Secretary or an Assistant Secretary as to the authorization by the Board of Trustees of the Fund accompanied by a detailed description of procedures approved by the Board of Trustees, Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Board of Trustees and the Custodian are satisfied that such procedures afford adequate safeguards for the Portfolio's assets.

6. Actions Permitted without Express Authority. The Custodian may in its discretion, without express authority from the Fund on behalf of each applicable Portfolio:

         1) make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Contract, provided that all such payments shall be accounted for to the Fund on behalf of the Portfolio;

         2) surrender securities in temporary form for securities in definitive form;

         3) endorse for collection, in the name of the Portfolio, checks, drafts and other negotiable instruments; and

         4) in general, attend to all non-discretionary details in connection vith the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Portfolio except as otherwise directed by the Board of Trustees of the Fund.

7. Evidence of Authority. The Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of the Fund. The Custodian may receive and accept a certified copy of a vote of the Board of Trustees of the Fund as conclusive evidence (a) of the authority of any person to act in accordance with such vote or (b) of any determination or of any action by the Board of Trustees pursuant to the Declaration of Trust as described in such vote, and such vote may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.

8. Duties of Custodian with Respect to the Books of Account and Calculation of Net Asset Value and Net Income

         The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the Board of Trustees of the Fund to keep the books of account of each Portfolio and/or compute the net asset value per share of the outstanding shares of each Portfolio or, if directed in writing to do so by the Fund on behalf of the Portfolio, shall itself keep such books of account and/or compute such net asset value per share. If so directed, the Custodian shall also calculate daily the net income of the Portfolio as described in the Fund's currently effective prospectus related to such Portfolio and shall advise the Fund and the Transfer Agent daily of the total amounts of such net income and, if instructed in writing by an officer of the Fund to do so, shall advise the Transfer Agent periodically of the division of such net income among its various components. The calculations of the net asset value per share and the daily income of each Portfolio shall be made at the time or times described from time to time in the Fund's currently effective prospectus related to such Portfolio.

9.       Records

         The Custodian shall with respect to each Portfolio create and maintain all records relating to its activities and obligations under this Contract in such manner as will meet the obligations of the Fund under the Investment Company Act of 1940, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder, applicable federal and state tax laws and any other law or administrative rules or procedures which may be applicable to the Fund. All such records shall be the property of the Fund and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the Securities and Exchange Commission. The Custodian shall, at the Fund's request, supply the Fund with a tabulation of securities owned by each Portfolio and held by the Custodian and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations.

10.      Opinion of Fund's Independent Accountant

         The Custodian shall take all reasonable actions, as the Fund on behalf of each applicable Portfolio may from time to time request, to obtain from year to year favorable opinions from the Fund's independent accountants with respect to its activities hereunder in connection with the preparation of the Fund's Form N-1A, and Form N-SAR or other annual reports to the Securities and Exchange Commission and with respect to any other requirements of such Commission.

11.      Reports to Fund by Independent Public Accountants

         The Custodian shall provide the Fund, on behalf of each of the Portfolios at such time as the Fund may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a Securities System, relating to the services provided by the Custodian under this Contract; such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

12.      Compensation of Custodian

         The Custodian shall be entitled to reasonable compensation for its services and expenses as Custodian, as agreed upon from time to time between the Fund on behalf of each applicable Portfolio and the Custodian. (See Schedule B attached)

13.      Responsibility of Custodian

         So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or qenuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Contract and shall be held harmless in actinq upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Contract, but shall be kept indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence. It shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Notwithstanding the foregoing, the responsibility of the Custodian with respect to redemptions effected by check shall be in accordance with a separate Agreement entered into between the Custodian and the Fund.

         The Custodian shall be liable for the acts or omissions of a foreign banking institution appointed pursuant to the provisions of Article 3 to the same extent as set forth in Article 1 hereof with respect to sub-custodians located in the United States (except as specifically provided in Article 3.10) and, regardless of whether assets are maintained in the custody of a foreian banking institution, a foreign securities depository or a branch of a U.S. bank as contemplated by paragraph 3.11 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from, or caused by, the direction of or authorization by the Fund to maintain custody or any securities or cash of the Fund in a foreign country including, but not limited to, losses resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism.

         If the Fund on behalf of a Portfolio requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund or the Portfolio being liable for the payment of money or incurring liability of some other form, the Fund on behalf of the Portfolio, as a prerequisite to requiring the Custodian to take such actions, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

         If the Fund requires the Custodian to advance cash or securities for any purpose for the benefit of a Portfolio including the purchase or sale of foreign exchange of contracts for foreign exchange or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the applicable Portfolio shall be security therefore and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of the such Portfolio's assets to the extent necessary to obtain reimbursement.

14.      Effective Period, Termination and Amendment

         This Contract shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing; provided, however that the Custodian shall not with respect to a Portfolio act under
Section 2.10 hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Board of Trustees of the Fund has approved the initial use of a particular Securities System by such Portfolio and the receipt of an annual certificate of the Secretary or an Assistant Secretary that the board of Trustees has reviewed the use such Portfolio of such Securities System, as required in each case by Rule 17f-4 under the Investment Company Act of 1940, as amended and that the Custodian shall not with respect to a Portfolio act under Section 2.10A hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Board of Trustees has approved the initial use of the Direct Paper System by such Portfolio and the receipt of an annual certificate of the Secretary or an Assistant Secretary that the Board of Trustees has reviewed the use by such Portfolio of the Direct Paper System; provided further, however, that the Fund shall not amend or terminate this Contract in contravention of any applicable federal or state regulations, or any provision of the Declaration of Trust, and further provided, that the Fund on behalf of one or more of the Portfolios may at any time by action of its Board of Trustees, (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Contract in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

         Upon termination of the Contract, the Fund on behalf of each applicable Portfolio shall pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its costs, expenses and disbursements.

15.      Successor Custodian

         If a successor custodian for the Fund, of one or more of the Portfolios shall be appointed by the Board of Trustees of the Fund, the Custodian shall, upon termination deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities of each applicable Portfolio then held by it hereunder and shall transfer to an account of the successor custodian all of the securities of each such Portfolio held in a Securities System or in the Direct Paper System.

         If no such successor custodian shall be appointed, the Custodian shall, in like manner, upon receipt of a certified copy of a vote of the Board of Trustees of the Fund, deliver at the office of the Custodian and transfer such securities, funds and other properties in accordance with such vote.

         In the event that no written order designating a successor custodian or certified copy of a vote of the Board of Trustees shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the Investment Company Act of 1940, doing business in Boston, Massachusetts, of its own selection, having any aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by the Custodian on behalf of each applicable Portfolio and all instruments held by the Custodian relative thereto and all other property held by it under this Contract and to transfer to an account of such successor custodian all the the securities of each such Portfolio held in any Securities System. Thereafter, such bank or trust company shall be the successor of the Custodian under this Contract. In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Fund to procure the certified copy of the vote referred to or of the Board of Trustees to appoint a successor custodian, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Contract relating to the duties and obligations of the Custodian shall remain in full force and effect.

15A.     Special Provisions Concerning Repurchase Aqreements.

         Notwithstanding anything to the contrary in this Agreement, upon receipt of proper instructions, which may be standing instructions, in connection with repurchase agreements, the Custodian shall transmit, prior to receipt on behalf of the Fund of any securities or other property, funds from the Fund's custodian account to a special custodian approved by the Trustees of the Fund, which funds shall be used to pay for securities to be purchased by the Fund subject to the Fund's obligation to sell and the seller's obligation to repurchase such securities. In such a case, the securities shall be held in the custody of the special custodian.

16.      Interpretive and Additional Provisions

         In connection with the operation of this Contract, the Custodian and the Fund on behalf of each of the Portfolios, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Contract as may be in their joint opinion be consistent with the general tenor of this Contract. Any such interpretive or additional provisions shall be in writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Declaration of Trust of the Fund. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Contract.

17.      Additional Funds

         In the event that the Fund establishes one or more series of Shares in addition to International Heritage Government Portfolio, International Heritage High Yield Portfolio, International Heritage Growth and Income Portfolio, International Heritage Overseas Growth Portfolio, and International Heritage Overseas Income Portfolio with respect to which it desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

18.      Massachusetts Law to Apply

         This Contract shall be construed and the provisions thereof interpreted under and in accordance with laws of the Commonwealth of Massachusetts.

19.      Prior Contracts

         This Contract supersedes and terminates, as of the date hereof, all prior contracts between the Fund on behalf of each of the Portfolios and the Custodian relating to the custody of the Fund's assets.

20.      Names

         The names International Heritage Fund and Trustees of International Heritage Fund refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated September 5, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of International Heritage Fund entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the thirty-first day of May, 1988.

            International Heritage Fund

BY:  [illegible]  President
     --------------------------------------------

ATTEST: [illegible], Secretary


-------------------------------------------------
           STATE STREET BANK AND TRUST COMPANY



BY:          [illegible]
   ---------------------------------------------
            Vice President

ATTEST:


                [illegible]
-------------------------------------------------
              Assistant Secretary

                                   Schedule A


     The following foreign banking institutions and foreign securities depositories have been approved by the Board of Trustees of the International Heritage Fund for the use as sub-custodians for the Fund's securities and other assets:

1.   ANZ Banking Group Ltd. (Australia)
2.   Girozentrale Und Bank Der Osterreichischen (Austria)
3.   Banque Bruxelles Lambert (Belgium)
4.   Canada Trust Company (Canada)
5.   Den Danske Bank (Denmark)
6.   Credit Commercial De France (France)
7.   Berliner Handels Und Frankfurter Bank (West Germany)
8.   Standard Chartered Bank (Hong Kong)
9.   Credito Italiano (Italy)
10.  Monte Titoli S.P.A. (Italian central securities deposit)
11.  Sumitomo Trust & Banking Company Limited (Japan)
12.  Bank Mees & Hope, N.V. (The Netherlands)
13.  Westpac Banking Corp. (New Zeland)
14.  Christiania Bank Og Kreditkasse (Norway)
15.  DBS Bank Ltd. (Singapore)
16.  Banco Hispano Americano (Spain)
17.  Skandinaviska Enskilda Banken (Sweden)
18.  Union Bank of Switzerland (Switzerland)
19.  State Street London Limited, State Street Boston Corp.
     (United Kingdom)

                                    EXHIBIT 1
                               CUSTODIAN AGREEMENT
TO:

Gentlemen:

     The undersigned ("State Street") hereby request that you (the Bank) establish a custody account and a cash account for each custodian/employee benefit plan identified in the Schedule attached to this Agreement and each additional account which is identified to this Agreement. Each such custody or cash account as applicable will be referred to herein as the "Account" and will be subject to the following terms and conditions:

     1. The Bank shall hold as agent for State Street and shall physically segregate in the Account such cash, bullion, coin, stocks, shares, bonds, debentures, notes and other securities and other property which is delivered to the Bank for that State Street Account (the "Property").

     2. a. Without the prior approval of State Street it will not deposit securities in any securities depository or utilize a clearing agency, incorporated or organized under the laws of a country other than the United States, unless such depository or clearing house operates the central system for handling of securities or equivalent book-entries in that country or operates a transnational system for the central handling of securities or equivalent book-entries;

         b. When securities held for an Account are deposited in a securities depository or clearing agency by the Bank, the Bank shall identify on its books as belonging to State Street as agent for such Account, the securities so deposited.

     3.  The Banks represents that either:

         a. It currently has stockholders' equity in excess of $200 million (U.S. dollars or the equivalent of U.S. dollars computed in accordance with generally accepted U.S. accounting principles) and will promptly inform State Street in the event that there appears to be substantial likelihood that its stockholders' equity will decline below $200 million, or in any event, at such time as its stockholders' equity in fact decline below $200 million; or

         b. It is the subject of an exemptive order issued by the United States Securities and Exchange Commission, which such order permits State Street to employ the Bank as a sub custodian, notwithstanding the fact that the Bank's stockholders' equity is currently below $200 million or may in the future decline below $200 million due to currency fluctuation.

     4. Upon the written instructions of State Street, as permitted by Paragraph 8, the Bank is authorized to pay cash from the Account and to sell, assign, transfer, deliver or exchange, or to purchase for the Account, any and all stocks, shares, bonds, debentures, notes and other securities ("Securities"), bullion, coin and any other property, but only as provided in such written instructions. The bank shall not be held liable for any act or omission to act on instructions given or purported to be given should there by any error in such instructions.

     5. Unless the Bank receives written instructions of State Street to the contrary, the Bank is authorized:

         a. To promptly receive and collect all income and principal with respect to the Property and to credit cash receipts to the Account;

         b. To promptly exchange securities where the exchange is purely ministerial (including, without limitation, the exchange of temporary securities for those in definitive form and the exchange of warrants, or other documents of entitlement to securities, for the securities themselves);

         c. To promptly surrender securities at maturity or when called for redemption upon receiving payment therefor;

         d. Whenever notification of a rights entitlement or a fractional interest resulting from a rights issue, stock dividend or stock split is received for the Account and such rights entitlement or fractional interest bears an expiration date, the Bank will endeavor to obtain State Street Bank's instructions, but should these not be received in time for the Bank to take timely actions, the Bank is authorized to sell such rights entitlements or fractional interest and to credit the Account;

         e. To hold registered in the name of the nominee of the Bank or its agents such Securities as are ordinarily held in registered form;

         f. To execute in State Street's name for the Account, whenever the Bank deems it appropriate, such ownership on other certificates as may be required to obtain the payment of income from the Property; and

         g. To pay or cause to be paid, from the Account any and all taxes and levies in the nature of taxes imposed on such assets by any governmental authority and shall use reasonable efforts, to promptly reclaim any foreign withholding tax relating to the Account.

     6. If the Bank shall receive any proxies, notices, reports or other communications relative to any of the Securities of the account in connection with tender offers, reorganization, mergers, consolidations, or similar events which may have an impact upon the issuer thereof, the Bank shall promptly transmit any such communication to State Street Bank by means as will permit State Street Bank to take timely action with respect thereto.

     7. The Bank is authorized in its discretion to appoint brokers and agents in connection with the Bank's handling of transactions relating to the Property provided that any such appointment shall not relieve the Bank of any of its responsibilities or liabilities hereunder.

     8. Written instructions shall include (i) instructions in writing signed by such persons as are designated in writing by State Street; (ii) telex or tested telex instructions of State Street; (iii) other forms of instruction in computer readable form as shall be customarily utilized for the transmission of like information; an (iv) such other forms of communication as from time to time shall be agreed upon by State Street and the Bank.

     9. The Bank shall supply periodic reports with respect to the safekeeping of assets held by it under this agreement. The content of such reports shall include but not be limited to any transfer to or from any account held by the Bank hereunder and such other information as State Street may reasonably request.

     10. In addition to its obligations under Section 2B hereof, the Bank shall maintain such other records as may be necessary to identify the assets hereunder as belonging to each custodian/employee benefit plan identified in our Schedule attached to this agreement and each additional account which is identified to this agreement.

     11. The Bank agrees that its books and records relating to its actions under this Agreement shall be opened to the physical, on-premises inspection and audit at reasonable times by officers of, auditors employed by or other representatives of State Street (including to the extent permitted under law the independent public accountants for any entity whose Property is being held hereunder) and shall be retained for such period as shall be agreed by State Street and the Bank.

     12. The Bank shall be entitled to reasonable compensation for its services and expenses as custodian under this Agreement, as agreed upon from time to time by the Bank and State Street.

     13. The Bank shall exercise reasonable care in the performance of its duties, as are set forth or contemplated herein or contained in instructions given to the Bank which are not contrary to this Agreement, shall maintain adequate insurance and agrees to indemnify and hold harmless, State Street and each Account from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Bank's performance of its obligations hereunder.

     14. The Bank agrees (i) the property held hereunder is not subject to any right, charge, security interest, lien or claim of any kind in favor of the Bank or any of its agents or its creditors except a claim of payment for their safe custody and administration and (ii) the beneficial ownership of the property shall be freely transferable without the payment of money or other value other than for safe custody or administration.

     15. The Bank agrees to meet State Street Operating Requirements (See Exhibit A).

     16. This Agreement may be terminated by the Bank or State Street by 60 days' written notice to the other, sent by registered mail or express courier. The Bank, upon the date this Agreement terminate pursuant to notice which has been given in a timely fashion, shall deliver the Property to the beneficial owner unless the Bank has received from the beneficial owner 60 days' prior to the date on which this Agreement is to be terminated written instructions of State Street specifying the name(s) of the person(s) to whom the Property shall be delivered.

     17. The Bank and State Street shall each use its best efforts to maintain the confidentiality of the Property in each Account, subject, however, to the provisions of any laws requiring the disclosure of the Property.

     18. Unless otherwise specified in this Agreement, all notices with respect to matters contemplated by this Agreement, shall be deemed duly given when received in writing or by confirmed telex by the Bank or State Street at their respective addresses set forth below or at such other address as be specified in each case in a notice similarly given:

    To State Street                 Master Trust Division, Global Custody
                                    STATE STREET BANK AND TRUST COMPANY
                                    P.O. Box 1713
                                    Boston, Massachusetts 02105
                                    U.S.A.

To the Bank

     19. This Agreement shall be governed by and construed in accordance with the laws of except to the extent that such laws are preempted by the laws of the United States of America.

Please acknowledge your agreement to the foregoing by executing a copy of this letter,

                                Very truly yours,

                                STATE STREET BANK AND TRUST COMPANY

                                By:
                                   ---------------------------------
                                         Vice President

                                Date:
                                     -------------------------------
Agreed to by:

By:
   ------------------------------


Date:
   ------------------------------

0043k/4

                                                               November 10, 1986

                         CUSTODIAN AGREEMENT -- SCHEDULE

                                  MUTUAL FUNDS

                                 CUSTODY CHARGES

                  CUSTODY, PORTFOLIO & FUND ACCOUNTING SERVICES

                                    LEVEL II

  Our asset charge for Custody, Portfolio, and Fund Accounting covers the following services:

        o  Safekeeping Services
        o  General Ledger & Portfolio Fund Accounting
        o  Subsidiary Accounting
        o  Daily Cash Management Control
        o  Monthly Report Production
        o  Foreign Custodial Services
        o  Pricing Services for Mutual Funds
        o  Direct Account Liaison


                                Annual Asset Fees

                                                                    GNMA,
                              Equity             Bond           International,
                              Funds              Funds         Tax Free Funds

    First $20 million        .00080             .00095             .00115
    Next $80 mi11ion         .00045             .00055             .00065
    Excess                   .00020             .00025             .00030

   There is a $3,000 per month minimum charge for fund servicing.
   Supplemental charges are attached.

                  Earning Allowance Formula for Custody's Funds

   Seventy-five percent of the average rate on thirteen week treasury bills divided by twelve to determine the monthly percentage rate.

CUSTODIAN AGREEMENT November 10, o 1986
SCHEDULE B

                              Supplemental Charges
o Transaction Charges

     Shawmut Bank repo                                        14.00
     Book entry transaction                                   13 00
     Physical transaction                                     22.00

o Wire Charges

     Incoming                                                  4.00
     Outgoing                                                  5.00

o Holdings Charge

     Monthly charge for each issue.                            6.00

o Option Charges

     Writing covered options charge                           25.00
     Expiration or exercise charge                            15.00

o GNMA

     Paydown/Payup charge                                     25.00

o Lending of Securities

    Deliver loaned securities-versus cash collateral          25.00

    Deliver loaned securities versus securities collateral    30.00

    Receive/deliver additional cash collateral                 6.00

    Substitutions of securities collateral                    30.00

    Deliver cash collateral versus receipt of loaned
    securities                                                15.00

    Deliver securities collateral versus receipt of loaned
    securities                                                25.00

    Loaned administration - mark-to market per day, per
    loan                                                       3.00


                             Out-of-Pocket-Expenses

     Monthly out-of-pocket expenses, such as telephone, postage, sub-custodian charges, etc., will be billed at the end of each month.

     AGREEMENT made by and between State Street Bank and Trust Company (the "Custodian") and INTERNATIONAL HERITAGE FUND (the "Fund").

     WHEREAS, the Custodian and the Fund are parties to a custodian contract dated May 20, 1988 (the "Custodian Contract") governing the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund, and

     WHEREAS, the Custodian and the Fund desire to amend the Custodian Contract to provide for the maintenance of the Fund's foreign securities, and cash incidental to transactions in such securities, in the custody of certain foreign banking institutions and foreign securities depositories acting as sub-custodians in conformity with the requirements of Rule 17f-5 under the Investment Company Act of 1940;

     NOW THEREFORE, in consideration of the premises and covenants contained herein, the Custodian and the Fund hereby amend the Custodian Contract by the addition of the following terms and conditions;

     1. Appointment of Foreign Sub-Custodians

        The Fund hereby authorizes and instructs the Custodian to employ as sub-custodians for the Fund's securities and other assets of the Portfolios maintained outside the United States the foreign banking institutions and foreign securities depositories designated on Schedule A hereto ("foreign sub-custodians"). Upon receipt of "Proper Instructions", as defined in Section
2.17 of the Custodian Contract, together with a certified resolution of the Fund's Board of Trustees, on behalf of the applicable Portfolio(s), the Custodian and the Fund may agree to amend Schedule A hereto from time to time to designate additional foreign banking institutions and foreign securities depositories to act as sub-custodians. Upon receipt of Proper Instructions, the Fund may, on behalf of the applicable Portfolio(s) instruct the Custodian to cease the employment of any one or more of such sub-custodians for maintaining custody of the Portfolio's assets.

     2. Assets to be Held

        The Custodian shall limit the securities and other assets maintained in the custody of the foreign sub-custodians to: (a) "foreign securities", as defined in paragraph (c)(1) of Rule 17f-5 under the Investment Company Act of 1940, and (b) cash and cash equivalents in such amounts as the Custodian or the Fund may determine to be reasonably necessary to effect the Fund's foreign securities transactions of the applicable Portfolios.

     3. Foreiqn Securities Depositories

        Except as may otherwise be agreed upon in writing by the Custodian and the Fund, on behalf of the applicable Portfolio, assets of the applicable Portfolios shall be maintained in foreign securities depositories only through arrangements implemented by the foreign banking institutions serving as sub-custodians pursuant to the terms hereof. Where possible, such arrangements shall include entry into agreements containing the provisions set forth in
Section 5 hereof.

     4. Segregation of Securities

        The Custodian shall identify on its books as belonging to each applicable Portfolio of the Fund, the foreign securities of such Portfolios held by each foreign sub-custodian. Each agreement pursuant to which the Custodian employs a foreign banking institution shall require that such institution establish a custody account for the Custodian on behalf of the Fund for each applicable Portfolio of the Fund and physically segregate in each such account, securities and other assets of the Portfolios, and, in the event that such institution deposits the Portfolio's securities of one or more of the Portfolios in a foreign securities depository, that it shall identify on its books as belonging to the Custodian, as agent for the Fund, the securities so deposited.

     5. Agreements with Foreiqn Banking Institutions

        Each agreement with a foreign banking institution shall be substantially in the form set forth in Exhibit 1 hereto and shall provide that: (a) the assets of each Portfolio will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the foreign banking institution or its creditors or agents, except a claim of payment for their safe custody or administration; (b) beneficial ownership for the assets of each Portfolio will be freely transferable without the payment of money or value other than for custody or administration; (c) adequate records will be maintained identifying the assets as belonging to each applicable Portfolio; (d) officers of or auditors employed by, or other representatives of the Custodian, including to the extent permitted under applicable law in the independent public accounts for the Fund, will be given access to the books and records of the foreign banking institution relating to its actions under its agreement with the Custodian; and
(e) assets of the Portfolios held by the foreign sub-custodian will be subject only to the instructions of the Custodian or its agents.

     6. Access of Independent Accounts of the Fund

        Upon request of the Fund, the Custodian will use its best efforts to arrange for the independent accounts of the Fund to be afforded access to the books and records of any foreign banking institution employed as a foreign sub-custodian insofar as such books and records relate to the performance of such foreign banking institution under its agreement with the Custodian. 7.

     7. Reports by Custodian

        The Custodian will supply to the Fund from time to time, as mutually agreed upon, statements in respect of the securities and other assets of the Portfolio(s) held by foreign sub-custodians, including but not limited to an identification of entities having possession of the Portfolio(s) securities and other assets and advices or notifications of any transfers of securities to or from each custodial account maintained by a foreign banking institution for the Custodian on behalf of each applicable Portfolio, indicating, as to securities acquired for a Portfolio, the identity of the entity having physical possession of such securities.

     8. Transactions in Foreign Custody Account

        (a) Except as otherwise provided in paragraph (b) of this Section 8, the provisions of Section 2.2 and 2.8 of the Custodian Contract shall apply, mutatis mutandis to the foreign securities of the Fund held outside the United States by foreign sub-custodians.

        (b) Notwithstanding any provision of the Custodian Contract to the contrary, settlement and payment for securities received for the account of each applicable Portfolio of the Fund and delivery of such securities maintained for the account of each applicable Portfolio of the Fund may be effected in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the exception of receiving later payment for such securities from such purchaser or dealer.

        (c) Securities maintained in the custody of a foreign sub-custodian may be maintained in the name of such entity's nominee to the same extent as set forth in Section 2.3 of the Custodian Contract, and the Fund agrees to hold any such nominee harmless from any liability as a holder of record of such securities.

     9. Liability of Foreiqn Sub-Custodians

        Each agreement pursuant to which the Custodian employs a foreign banking institution as a foreign sub-custodian shall require the institution to exercise reasonable care in the performance of its duties and to indemnify, and hold harmless, the Custodian and each Fund from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the institution's performance of such obligations. At the election of the Fund, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a foreign banking institution as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Fund has not been made whole for any such loss, damage, cost, expense, liability or claim.

     10. Liability of Custodian

        The Custodian shall be liable for the acts or omissions of a foreign banking institution to the same extent as set forth with respect to sub-custodians generally in the Custodian Contract and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository or a branch of a U.S. bank as contemplated by paragraph 13 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts or war or terrorism or otherwise resulting from any action or omission by a foreign banking institution or a foreign securities depository provided that any such act or omission shall not have resulted from or constitute the failure to exercise reasonable care by such institution or depository. Notwithstanding the foregoing provisions of this paragraph 10, in delegating custody duties to State Street London Ltd., the Custodian shall not be relieved of any responsibility to the Fund for any loss due to such delegations, except such loss as may result from (a) political risk (including, but not limited to, exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) or (b) other risk of loss (excluding bankruptcy or insolvency of State Street London Ltd. not caused by political risk) for which neither the Custodian nor State Street London Ltd. would be liable (including, but not limited to, losses due to Acts of God, nuclear incident or other losses under circumstances where the Custodian and State Street London Ltd. have exercised reasonable care).

     11. Reimbursement for Advances

         If the Fund requires the Custodian to advance cash or securities for any purpose including the purchase or sale of foreign exchange or of contracts for foreign exchange, or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Fund shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of the Fund assets to the extent necessary to obtain reimbursement.

     12. Monitoring Responsibilities

     The Custodian shall furnish annually to the Fund, during the month of June, information concerning the foreign sub-custodians employed by the Custodian. Such information shall be similar in kind and scope to that furnished to the Fund in connection with the initial approval of this amendment to the Custodian Contract. In addition, the Custodian will promptly inform the Fund in the event that the Custodian learns of a material adverse change in the financial condition of a foreign sub-custodian or any material loss of the assets of the Fund or in the case of any foreign sub-custodian not the subject of an exemptive order from the Securities and Exchange Commission is notified by such foreign sub-custodian that there appears to be a substantial likelihood that its shareholders' equity will decline below $200 million (U.S. dollars or the equivalent thereof) or that its shareholders' equity has declined below $200 million (in each case computed in accordance with generally accepted U.S. accounting principles).

     13. Branches of U.S. Banks

         (a) Except as otherwise set forth in this amendment to the Custodian Contract, the provisions hereof shall not apply where the custody of the Fund assets is maintained in a foreign branch of a banking institution which is a "bank" as defined by Section 2(a)(5) of the Investment Company Act of 1940 meeting the qualification set forth in Section 26(a) of said Act. The appointment of any such branch as a sub-custodian shall be governed by paragraph 1 of the Custodian Contract.

         (b) Cash held for the Fund in the United Kingdom shall be maintained in an interest bearing account established for the Fund with the Custodian's London Branch, which account shall be subject to the direction of the Custodian, State Street London Ltd. or both.

     14. Applicability of Custodian Contract

         Except as specifically superseded or modified herein, the terms and provisions of the Custodian Contract shall continue to apply with full force and effect.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 31st day of May, 1988.

                           INTERNATIONAL HERITAGE FUND

ATTEST:

[illegible]                     By:  [illegible]
---------------------            ---------------------------------
(Title) Secretary                    (Title) President

                           STATE STREET BANK AND TRUST COMPANY

ATTEST:

[illegible]                     By: [illegible]
----------------------           ---------------------------------
Assistant Secretary                 Vice President

                                   Schedule A


     The following foreign banking institutions and foreign securities depositories have been approved by the Board of Trustees of the International Heritage Fund for use as subcustodians for the Fund's securities and other assets.

            1. ANZ Banking Group Ltd. (Australia)
            2. Girozentrale Und Bank Der Osterreichischen (Austria)
            3. Banque Bruxelles Lambert (Belgium)
            4. Canada Trust Company (Canada)
            5. Den Danske Bank (Denmark)
            6. Credit Commercial De France (France)
            7. Erliner Handels Und Frankfurter Bank (West Germany)
            8. Standard Chartered Bank (Hong Kong)
            9. Credito Italiano (Italy)
           10. Monte Titoli S.P.A. (Italian central securities deposit)
           11. Sumitomo Trust & Banking Company Limited (Japan)
           12. Bank Mees & Hope, N.V. (The Netherlands)
           13. Westpac Banking Corp. (New Zealand)
           14. Christiania Bank Og Kreditkasse (Norway)
           15. DBS Bank Ltd. (Singapore)
           16. Banco Hispano Americano (Spain)
           17. Skandinaviska Enskilda Banken (Sweden)
           18. Union Bank of Switzerland (Switzerland)
           19. State Street London Limited, State Street Boston Corp. (United Kingdom)

                                      FIRST

                                    AMENDMENT

                                       TO

             CUSTODIAN, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT

                                 BY AND BETWEEN

                        KEYSTONE AMERICA WORLD BOND FUND

                                       AND

                       STATE STREET BANK AND TRUST COMPANY

     This First Amendment to the Custodian, Fund Accounting and Recordkeeping Agreement by and between KEYSTONE AMERICA WORLD BOND FUND ("Fund") and STATE STREET BANK AND TRUST COMPANY ("State Street"), dated May 31, 1988 ("Agreement") is made by and between the Fund and State Street as of February 8, 1990.

    In consideration of the mutual agreements contained herein, State Street and the Fund hereby agree to amend the Agreement as follows:

     1. Section II is amended by deleting Paragraph 12 and by inserting the following as Paragraph 12:

          " 12. The Fund shall pay State Street for its services as Custodian such compensation as specified in the existing Schedule A. Such compensation shall remain fixed until March 31, 1990 unless this Agreement is terminated as provided in Paragraph 12."

     2. In all other respects the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

ATTEST:                                        KEYSTONE AMERICA WORLD BOND FUND

/s/ Illegible                                      /s/ Illegible
--------------------------                     By: --------------------------



ATTEST:                                        STATE STREET BANK AND
                                               TRUST COMPANY

/s/ Illegible                                      /s/ Illegible
--------------------------                     By: --------------------------
                                                       Vice President

                                     SECOND

                                    AMENDMENT

                                       TO

             CUSTODIAN, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT

                                 BY AND BETWEEN

                        KEYSTONE AMERICA WORLD BOND FUND

                                       AND

                       STATE STREET BANK AND TRUST COMPANY

     This Second Amendment to the Custodian, Fund Accounting and Recordkeeping Agreement by and between KEYSTONE AMERICA WORLD BOND FUND, a Massachusetts business trust organized and existing under the laws of the Commonwealth of Massachusetts and having a principal place of business at 99 High Street, Boston, Massachusetts 02110 (hereinafter called the "Fund"), and State Street Bank and Trust Company, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 (hereinafter called the "Custodian").

     WHEREAS: The Fund and the Custodian are parties to a Custodian, Fund Accounting and Recordkeeping Agreement dated May 31, 1988, (the "Custodian Contract");

     WHEREAS: The Fund desires that the Custodian issue a letter of credit (the "Letter of Credit") on behalf of the Fund for the benefit of ICI Mutual Insurance Company (the "Company") in accordance with the Continuing Letter of Credit and Security Agreement and that the Fund's obligations to the Custodian with respect to the Letter of Credit shall be fully collateralized at all times while the Letter of Credit is outstanding by, among other things, segregated assets of the Fund equal to 100% of the Fund's proportionate share of the face amount of the Letter of Credit;

     WHEREAS: the Custodian Contract provides for the establishment of segregated accounts for proper Fund purposes upon Proper Instructions (as defined in the Custodian Contract); and

     WHEREAS: The Fund and the Custodian desire to establish a segregated account to hold the collateral for the Fund's obligations to the Custodian with respect to the Letter of Credit and to amend the Custodian Contract to provide for the establishment and maintenance thereof:

     WITNESSETH: That in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto hereby amend the Custodian Contract as follows:

     1. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Contract.

     2. The Fund hereby instructs the Custodian to establish and maintain a segregated account (the "Letter of Credit Custody Account") for and on behalf of the Fund as contemplated by Section 2.11 (iv) of the Custodian Contract for the purpose of collateralizing the Fund's obligations under this Amendment to the Custodian Contract.

     3. The Fund shall deposit with the Custodian and the Custodian shall hold in the Letter of Credit Custody Account cash, certificates of deposit, U.S. government securities or other high-grade debt securities owned by the Fund acceptable to the Custodian (collectively "Collateral Securities") equal to 100% of the Fund's proportionate share of the face amount which the Company may draw under the Letter of Credit. Upon receipt of such Collateral Securities in the Letter of Credit Custody Account, the Custodian shall issue the Letter of Credit to the Company.

     4. The Fund hereby grants to the Custodian a security interest in the Collateral Securities from time to time in the Letter of Credit Custody Account (the "Collateral") to secure the performance of the Fund's obligations to the Custodian with respect to the Letter of Credit, including, without limitation, under Section 5-144(3) of the Uniform Commercial Code. The Fund shall register the pledge of Collateral and execute and deliver to the Custodian such powers and instruments of assignment as may be requested by the Custodian to evidence and perfect the limited interest in the Collateral granted hereby.

     5. The Collateral Securities in the Letter of Credit Custody Account may be substituted or exchanged (including substitutions or exchanges which increase or decrease the aggregate value of the Collateral) only pursuant to Proper Instructions from the Fund after the Fund notifies the Custodian of the contemplated substitution or exchange and the Custodian agrees that such substitution or exchange is acceptable to the Custodian.

     6. Upon any payment made pursuant to the Letter of Credit by the Custodian to the Company, the Custodian may withdraw from the Letter of Credit Custody Account Collateral Securities in an amount equal in value to the amount actually so paid. The Custodian shall have with respect to the Collateral so withdrawn all of the rights of a secured creditor under the Uniform Commercial Code as adopted in the Commonwealth of Massachusetts at the time of such withdrawal and all other rights granted or permitted to it under law.

     7. The Custodian will transfer upon receipt all income earned on the Collateral to the Fund custody account unless the Custodian receives Proper Instructions from the Fund to the contrary.

     8. Upon the drawing by the Company of all amounts which may become payable to it under the Letter of Credit and the withdrawal of all Collateral Securities with respect thereto by the Custodian pursuant to Section 6 hereof, or upon the termination of the Letter of Credit by the Fund with the written consent of the Company, the Custodian shall transfer any Collateral Securities then remaining in the Letter of Credit Custody Account to another fund custody account.

     9. Collateral held in the Letter of Credit Custody Account shall be released only in accordance with the provisions of this Amendment to Custodian Contract. The Collateral shall at all times until withdrawn pursuant to Section 6 hereof remain the property of the Fund, subject only to the extent of the interest granted herein to the Custodian.

     10. Notwithstanding any other termination of the Custodian Contract, the Custodian Contract shall remain in full force and effect with respect to the Letter of Credit Custody Account until transfer of all Collateral Securities pursuant to Section 8 hereof.

     11. The Custodian shall be entitled to reasonable compensation for its issuance of the Letter of Credit and for its services in connection with the Letter of Credit Custody Account as agreed upon from time to time between the Fund and the Custodian.

     12. The Custodian Contract as amended hereby shall be governed by, and construed and interpreted under, the laws of the Commonwealth of Massachusetts.

     13. The parties agree to execute and deliver all such further documents and instruments and to take such further action as may be required to carry out the purposes of the Custodian Contract, as amended hereby.

     14. Except as provided in this Amendment, the Custodian Contract shall remain in full force and effect, without amendment or modification, and all applicable provisions of the Custodian Contract, as amended hereby, shall govern the Letter of Credit Custody Account and the rights and obligations of the Fund and the Custodian under this Amendment to Custodian Contract. No provision of this Amendment to Custodian Contract shall be deemed to constitute a waiver of any rights of the Custodian under the Custodian Contract or under law.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to Custodian Contract to be executed in its name and behalf by its duly authorized representatives and its seal to be hereunder affixed as of the 8th day of February, 1990.


ATTEST:                                        KEYSTONE AMERICA WORLD BOND FUND

/s/ Illegible                                      /s/ Illegible
--------------------------                     By: --------------------------



ATTEST:                                        STATE STREET BANK AND
                                               TRUST COMPANY

/s/ Illegible                                      /s/ Illegible
--------------------------                     By: --------------------------
    Assistant Secretary                                Vice President